EXHIBIT 4.1

DATED THIS 21ST DAY OF NOVEMBER 2002

(1)	CREATIVE TECHNOLOGY CENTRE PTE LTD

as the Borrower

And

(2)	UNITED OVERSEAS BANK LIMITED

as the Bank

TERM LOAN AGREEMENT

TAN JINHWEE, EUNICE & LIM CHOOENG

ADVOCATES & SOLICITORS

105 CECIL STREET #23-00

THE OCTAGON

SINGAPORE 069534

TABLE OF CONTENTS

PART I

INTRODUCTION
1.	DEFINITIONS AND INTERPRETATION	2
2.	TERM LOAN FACILITY	9
3.	PURPOSE OF THE TERM LOAN FACILITY	9
4.	CONDITIONS PRECEDENT AND AVAILABILITY	10

PART II

TERM LOAN FACILITY
5.	DRAWING OF TERM LOAN FACILITY	12
6.	INTEREST ON TERM LOAN	13
7.	REPAYMENT	13

PART III

PREPAYMENT AND CANCELLATION
8.	PREPAYMENT AND CANCELLATION	14

PART IV

INTEREST PROVISIONS
9.	INTEREST PROVISIONS	15

PART V

PAYMENT, SET-OFF AND WITHHOLDINGS
10.	PAYMENT PROVISIONS	17
11.	SET-OFF AND WITHHOLDINGS	17

PART VI

CHANGE IN CIRCUMSTANCES
12.	ILLEGALITY	19
13.	INCREASED COSTS	19

PART VII

REPRESENTATIONS AND COVENANTS
14.	REPRESENTATIONS AND WARRANTIES	21
15.	UNDERTAKINGS	24

PART VIII

	EVENTS OF DEFAULT AND INDEMNITIES
16.	EVENTS OF DEFAULT	31
17.	INDEMNITIES	34
	PART IX

	GENERAL PROVISIONS
18.	SET-OFF	36
19.	NOTICES	36
20.	PARTICIPATION AND ASSIGNMENT	36
21.	MISCELLANEOUS	38
SCHEDULES

SCHEDULE 1 -	PARTICULARS OF PROPERTY
SCHEDULE 2 -	SWAP RATE
APPENDICES

APPENDIX 1 -	ASSIGNMENT OF BUILDING AGREEMENT
APPENDIX 2 -	ASSIGNMENT OF PROCEEDS
APPENDIX 3 -	DEED OF DEBENTURE
APPENDIX 4 -	MORTGAGE
APPENDIX 5 -	NOTICE OF DRAWING

2

THIS TERM LOAN AGREEMENT is made the 21st day of November Two thousand and two (2002) Between:-

(1)	CREATIVE TECHNOLOGY CENTRE PTE LTD (Company Registration No. 199405087W), a company incorporated in Singapore and having its registered office at 31 International Business Park, Creative Resource, Singapore 609921 (the “Borrower”); and

(2)	UNITED OVERSEAS BANK LIMITED (Company Registration No. 193500026Z), a company incorporated in Singapore and having its registered office at 80 Raffles Place, UOB Plaza, Singapore 048624 (the “Bank”, which expression shall include its successors-in-title, assigns and transferees).

WHEREAS:-

(A) Overseas Union Bank Limited has agreed to make available to the Borrower a term loan facility of up to the principal amount of Singapore Dollars fifty-four million (S$54,000,000), for the purposes and upon the terms and conditions hereinafter appearing.

(B) The Bank is the successor-in-title to Overseas Union Bank Limited.

IT IS AGREED as follows:-

PART I

INTRODUCTION

1. DEFINITIONS AND INTERPRETATION

1.1 Terms defined: In this Agreement, unless the context otherwise requires, the following words or expressions shall have the following meanings:-

“Advance” means the principal amount of a Drawing made or to be made under the Term Loan Facility;

“Assignment of Building Agreement” means the assignment of the Building Agreement executed or to be executed by the Borrower in favour of the Bank substantially in the form of Appendix 1;

“Assignment of Proceeds” means the assignment of the tenancy agreements and other agreements now or hereafter entered into in respect of the Units and/or the Property (including the Rental Proceeds) executed or to be executed by the Borrower in favour of the Bank substantially in the form of Appendix 2;

“Availability Period” means, subject to the provisions contained in this Agreement, the period commencing on the date hereof and terminating on the close of business in Singapore 6 January 2003 or such later date as the Bank may agree;

“Building Agreement” means the building agreement dated 27 February 1996 made between the JTC and the Borrower under which the JTC agreed to grant a lease of the Property to the Borrower on and subject to the terms and conditions therein;

“Business Day” means a day (other than a Saturday or Sunday or public holiday gazetted as such in Singapore) on which commercial banks in Singapore are generally open for business and also, in relation to a day in which payment is required, in the place where such payment is to be made in accordance with this Agreement;

“Debenture” means the deed of debenture executed or to be executed by the Borrower in favour of the Bank substantially in the form of Appendix 3;

“Drawing” and “Drawings” mean any, each or all (as the context may require) of the drawings or utilisations made or to be made by the Borrower under the Term Loan Facility;

“Drawing Date” means the date on which a Drawing is made, such date being within the Availability Period;

“Event of Default” and “Events of Default” mean any, each or all (as the context may require) of the Events of Default mentioned in Clause 16.1;

“Final Repayment Date” means 31 December 2011;

“Financial Indebtedness” means any indebtedness for or in respect of:-

(a)	Indebtedness for Borrowed Money;

(b)	any foreign currency, interest rate, commodity or other swap, option, forward purchase or sale, or similar transaction or any combination of any such transactions entered to cover against fluctuations in interest rates or exchange rates or to reduce overall interest cost;

(c)	any guarantee; and

(d)	amounts raised or obligations incurred under any other transaction having the commercial effect of any of the above;

“Government Authority” and “Government Authorities” mean any, each or all governmental department or agency, regulatory authority, instrumentality, judicial or administrative body having jurisdiction over the matter in question;

“Indebtedness for Borrowed Money” means any indebtedness for or in respect of:-

(a)	moneys borrowed;

(b)	any amount raised under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or similar securities or instruments;

(d)	any amount raised pursuant to any issue of shares which are expressed to be redeemable;

(e)	any rental payments primarily for the purposes of raising or obtaining finance whether in respect of land, machinery, equipment or otherwise;

(f)	any amounts payable under any agreement for the hire purchase or conditional sale of goods or equipment on deferred terms which agreement was entered into primarily for the purpose of raising or obtaining finance;

(g)	receivables sold or discounted (other than on a non-recourse basis);

(h)	any amount raised under any transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(i)	the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (h) above;

“Interest Payment Date” means the last day of an Interest Period;

“Interest Period” in relation to each Drawing under the Term Loan Facility means a period of one (1), two (2), three (3) or six (6) month’s/months’ duration as selected by the Borrower and determined as follows:-

(a)	the first Interest Period in relation to the first Drawing under the Term Loan Facility shall commence on the Drawing Date and shall end on the date falling one (1), two (2), three (3) or six (6) month/s, as selected by the Borrower, immediately following;

(b)	the first Interest Period in relation to each subsequent Drawing under the Term Loan Facility shall commence on the Drawing Date of that Drawing and shall end on the last day of the Interest Period then prevailing;

(c)	each successive Interest Period under the Term Loan Facility shall commence on the last day of the previous Interest Period relative to the Term Loan Facility, and shall end on the date falling one (1), two (2), three (3) or six (6) month/s, as selected by the Borrower, immediately following;

(d)	if the Borrower fails to select the duration of an Interest Period in relation to the Term Loan Facility, the duration of that Interest Period shall be deemed to be one (1) month or as selected by the Bank;

(e)	if an Interest Period would otherwise extend beyond a Repayment Date it shall be abridged to end on that Repayment Date; and

(f)	if any Interest Period would otherwise end on a day which is not a Business Day, the Interest Period shall be extended to the next succeeding day which is a Business Day unless such next succeeding Business Day falls in the following month in which event such Interest Period shall end on the immediately preceding Business Day;

“Interest Rate” means the rate of interest for the time being determined in accordance with Clause 6.2;

“JTC” means the Jurong Town Corporation constituted pursuant to the Jurong Town Corporation Act (Cap. 150);

“JTC Documents” means the Building Agreement, the Lease and all documents referred to therein, and any other agreement now or in the future made or entered into by the Borrower pursuant to or in connection therewith, and “JTC Document” means each or any of them;

“Lease” means the lease issued or to be issued by the JTC in respect of and any other document of title relating to the Property;

“Margin” means one point five per cent. (1.5%);

“Mortgage” means the mortgage of the Property executed or to be executed by the Borrower in favour of the Bank substantially in the form of Appendix 4;

“Notice of Drawing” means a notice substantially in the form of Appendix 5;

“Potential Event of Default” means an event or happening which would be likely to constitute an Event of Default if all notices required to be given, determinations required to be made, periods of time required to have expired and/or conditions required to be satisfied under Clause 16.1 to make such event or happening an Event of Default, had been given, made, expired and/or been satisfied;

“Property” means the land and buildings more particularly described in Schedule 1;

“Rental Account” has the meaning ascribed to it by the Assignment of Proceeds;

“Rental Proceeds” means the proceeds of lease, tenancy, licensing and other letting of the Units or all or any part of the Property now or in the future (including, without limitation, the security deposit, rental and service charge);

“Repayment Date” means each of the dates of payment of the Repayment Instalments and includes the Final Repayment Date;

“Repayment Instalment” means each of the instalments of repayment referred to in Clause 7;

“Security Documents” means the Assignment of Building Agreement, the Assignment of Proceeds, the Debenture and the Mortgage and all other documents for the time being constituting security or relating to security (whether executed pursuant to this Agreement or otherwise) for all or any part of the Total Indebtedness or other indebtedness or liability of the Borrower to the Bank, including, for the avoidance of doubt, each subordination deed executed pursuant to Clause 15.1(o), and “Security Document” means each or any of them;

“Security Interest” means any mortgage, pledge, lien, hypothecation, assignment by way of security, contractual right of set-off, title retention,

security interest or other arrangement, charge or encumbrance of any kind whatsoever conferring security or the economic effect of which is to confer security, howsoever created or existing, or any agreement for any of the same;

“Security Parties” means any person providing security (including any guarantee) for all or any part of the Total Indebtedness or other indebtedness or liability of the Borrower to the Bank, including, for the avoidance of doubt, each person (other than the Borrower) which has entered into a subordination deed pursuant to Clause 15.1(o), and “Security Party” means each or any of them;

“Security Value” means, at any particular time, the aggregate of (a) the open market value as determined by the Bank (in accordance with established market practices) of the Property (at that time secured to the Bank as security for the Total Indebtedness) based on the latest valuation report, and (b) the value (as determined by the Bank in accordance with established market practices) of all other assets from time to time secured to the Bank pursuant to Clause 15.1(n) by way of security for the Total Indebtedness, if any;

“Singapore Dollar” and “S$” mean the lawful currency for the time being of Singapore;

“Swap Rate” means the rate determined by the Bank on the basis of the provisions set out in the Schedule 2;

“Tenant” has the meaning ascribed to it by the Assignment of Proceeds;

“Term Loan” means the principal amount of all Drawings made by the Borrower under the Term Loan Facility and for the time being owing and outstanding;

“Term Loan Facility” means the term loan facility made or to be made available by the Bank to the Borrower in accordance with the terms and conditions set out in this Agreement; and

“Total Indebtedness” means collectively:-

(a)	the Term Loan; and

(b)	all interests, fees, costs, expenses and other moneys whatsoever, whether actually or contingently, which are expressed to be payable (whether at maturity or otherwise) by the Borrower under or in connection with or which the Borrower has covenanted to pay or discharge under or pursuant to this Agreement and all Security Documents to which it is a party, and includes any part thereof;

“Transaction Documents” means this Agreement and the Security Documents, and “Transaction Document” means each or any of them; and

“Unit” and “Units” mean any, each or all (as the context may require) of the units in the development on the Property or any part of the Property.

1.2 Construction: Except as otherwise specified herein or to the extent that the context requires otherwise, any reference in this Agreement to:-

an “agency” of a state includes, at any particular time, any agency, authority, central bank, department, government, legislature, minister, ministry, official, or public or statutory person (whether autonomous or not) of, or of the government of, that state or any political sub-division in or of that state;

an “agreement” includes a concession, contract, deed, franchise, licence or undertaking (in each case, whether oral or in writing);

the “assets” of any person shall be construed as a reference to the whole or any part of its business, undertaking, property, assets and revenue (including any right to receive revenues);

a “consent” includes an approval, authorisation, exemption, filing, notarisation, licence, order, permission, recording, decision or registration (and references to “obtaining consents” shall be construed accordingly);

a “guarantee” includes any obligation (whatever called) of any person to pay, to purchase, to provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment of, to indemnify against the consequences of default in the payment of, or otherwise to be responsible for, any indebtedness of any other person;

“indebtedness” includes any obligation (whether present or future, actual or contingent, secured or unsecured, as principal or surety or otherwise) for the payment or repayment of money but excludes trade credits in the ordinary course of business;

a “law” includes applicable common or customary law and any constitution, decree, judgment, legislation, order, ordinance, regulation, statute, treaty or other legislative measure, in each case of any jurisdiction whatever, or any present or future directive, regulation, request (in each case, whether or not having the force of law, but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom the directive is addressed) (and references to “lawful” and “unlawful” shall be construed accordingly);

something having a “material adverse effect” on a person is a reference to it having a material adverse effect (a) on that person’s financial condition or business/operations or on the consolidated financial condition or business/operations of it and its subsidiaries, or (b) on its ability to perform and comply with its obligations under the Transaction Documents to which it is a party;

“month” means a calendar month;

any “obligation” of any party under any Transaction Document shall be construed as a reference to an obligation expressed to be assumed by or imposed on it under that Transaction Document (and references to “due”, “owing”, “payable” and “receivable” shall be construed accordingly);

a “person” includes any individual, company, corporation, body, agency, government, firm, partnership, joint venture, association, organisation, trust, state or agency of a state (in each case, whether or not having separate legal personality);

“related corporation” shall be construed in accordance with Section 6 of the Companies Act (Cap. 50);

“subsidiary” shall be construed in accordance with Section 5 of the Companies Act (Cap. 50);

“tax(es)” includes all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings of any nature and whatever called together with interest thereon, additions to tax and penalties and fines with respect thereto, if any, and any payments made on or in respect thereof (and references to “taxation” shall be construed accordingly); and

“year” means a calendar year.

1.3 In this Agreement, unless the context otherwise requires:-

(a)	words importing the singular number include the plural number, and vice versa and words importing any gender include any other gender;

(b)	the words “hereof”, “herein”, “hereon” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c)	the headings of the Clauses hereof shall not be deemed to be a part thereof or be taken in consideration in the interpretation or construction thereof or of this Agreement;

(d)	references herein to Clauses, Schedules and Appendices are references to clauses, schedules and appendices of this Agreement;

(e)	references to documents (including, without limitation, the JTC Documents and the Transaction Documents) include amendments, replacements and modifications thereof and supplements thereto;

(f)	references to statutes and other legislation or any provision thereof include re-enactments and amendments thereof and include any subordinate legislation made under any such statute;

(g)	references to a party include its permitted assigns and transferees and its successors in title;

(h)	references to times of day shall (unless otherwise stated) be references to Singapore time; and

(i)	references to a day, month or year shall be construed by reference to the Gregorian calendar.

1.4 Rights of Third Parties: Except by a person who is a transferee or assignee of the Bank pursuant to Clause 20.3 or 20.4 or an officer, servant or agent of the Bank pursuant to Clause 20.7, a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act, 2001 but any rescission or variation of this Agreement shall not require the consent of such transferee, assignee, officer, servant or agent.

2. TERM LOAN FACILITY

2.1 Term Loan Facility: Subject to the provisions of this Agreement and in particular to those of Clause 4, the Bank will make available to the Borrower the Term Loan Facility of up to the aggregate principal amount of Singapore Dollars fifty-four million (S$54,000,000), at the times and in the manner hereinafter provided.

2.2 Security Documents: The Borrower shall contemporaneously on, or as soon as practicable after the date of execution of this Agreement, deliver to the Bank the Security Documents duly executed.

3. PURPOSE OF THE TERM LOAN FACILITY

3.1 Purpose: Subject to the terms and conditions of this Agreement and in particular to those of Clause 4, the Term Loan Facility will be made available to the Borrower for the following purposes:-

(a)	as to S$29,000,000, repayment of all outstanding amounts owing under the existing syndicated 7 1/2-year term loan facility, and

(b)	as to S$25,000,000, repayment of advances made by its shareholder/s made before the date of this Agreement,

and save with the prior written consent of the Bank, the Borrower shall not use the proceeds of the Term Loan Facility for purposes other than that mentioned in this Clause 3.1.

3.2 No enquiry by the Bank: Without prejudice to Clause 3.1 and the other provisions of this Agreement, the Bank shall not be bound to enquire as to nor shall the Bank be responsible for the use or application of the proceeds of the Term Loan Facility.

4. CONDITIONS PRECEDENT AND AVAILABILITY

4.1 General conditions precedent: The obligations of the Bank under this Agreement are subject to the condition that the Bank shall have received, not later than noon on the fifth Business Day before the first Drawing Date under the Term Loan Facility (or such shorter interval before such Drawing Date as shall be acceptable to the Bank):-

(a)	in respect of the Borrower:-

(i)	certified true copies of the following:-

(aa)	its Certificate of Incorporation; and

(bb)	its updated Memorandum and Articles of Association;

(ii)	a certified true copy of the resolutions of the board of directors of the Borrower, which are in full force and effect, approving the terms and authorising the execution, delivery and performance of the Transaction Documents to which it is a party, and approving the execution and delivery of the Notices of Drawing, and any other notices and documents to be given from time to time under any of the foregoing on behalf of the Borrower and affixation of its common seal to the Security Documents to which it is a party and all other necessary documents; and

(iii)	a certificate signed by a director or the company secretary of the Borrower setting out the names of its directors and company secretary and the names and signatures of persons authorised to sign, on its behalf, the Transaction Documents to which it is a party, the Notices of Drawing and any other notices and documents to be delivered by it pursuant thereto;

(b)	the following documents duly executed by the parties thereto (other than the Bank):-

(i)	the Assignment of Building Agreement;

(ii)	the Assignment of Proceeds;

(iii)	the Debenture; and

(iv)	the Mortgage (in-escrow);

(c)	a valuation report by a firm of professional and independent valuers reasonably acceptable to the Bank and dated no earlier than four (4) months before the date of this Agreement stating that the market value of the Property is not less than S$72,000,000;

(d)	evidence satisfactory to the Bank that the JTC has been notified of the creation of the Assignment of Building Agreement and the Mortgage in favour of the Bank;

(e)	reports by the Bank’s solicitors on the title to the Property and replies to legal requisitions in respect of the Property are in all respects satisfactory to the Bank;

(f)	the original, duplicate original or a copy certified as a true copy by the relevant insurer, of each of the insurance policies in relation to the Property; and

(g)	all fees, costs and expenses which are due and payable under the Transaction Documents have been paid.

4.2 Bank’s approval: All the documents referred to in Clause 4.1 shall be in form and substance reasonably satisfactory to the Bank. Copies required to be certified shall be certified in a manner reasonably satisfactory to the Bank by a director, company secretary or responsible officer of the Borrower or other party concerned.

4.3 Forms 33 and 34: Within seven (7) days from the date the relevant Forms 33 and 34 in respect of the Security Documents are delivered to the Borrower or its solicitors by the Bank or its solicitors, the Borrower shall deliver or procure the delivery to the Bank’s solicitors of such Forms 33 and 34 duly completed and signed.

4.4 Waiver: The Bank may waive in whole or in part and with or without conditions in respect of any Drawing any of the conditions in Clause 4.1 without prejudicing the right of the Bank to require fulfilment of such condition(s) in whole or in part in respect of subsequent Drawings or at a later date.

PART II

TERM LOAN FACILITY

5. DRAWING OF TERM LOAN FACILITY

5.1 Conditions for Drawing: Subject to the terms and conditions of this Agreement, the Borrower may on any Business Day during the Availability Period make Drawings under the Term Loan Facility if:-

(a)	no Event of Default or Potential Event of Default has occurred and is continuing and unwaived;

(b)	the Bank has actually received the Notice of Drawing substantially in the form of Appendix 5 not later than 10.00 a.m. three (3) Business Days prior to the proposed Drawing Date (which must be a Business Day) or such shorter interval before the proposed Drawing Date as shall be acceptable to the Bank;

(c)	each of the representations and warranties mentioned in Clause 14.1 remains accurate in all respects on the proposed Drawing Date as if given on that date by reference to the facts and circumstances then existing;

(d)	each of the conditions contained in Clause 4.1 has been fulfilled or waived;

(e)	the Drawing would not cause the amount of the Term Loan Facility to be exceeded; and

(f)	the Bank has received and found satisfactory such additional information, legal opinion and/or other documents as it may have reasonably requested.

5.2 Irrevocability: A Notice of Drawing once received by the Bank shall be irrevocable and, subject to the provisions of this Agreement, the Borrower shall be bound to borrow the amount stated in such Notice of Drawing on the proposed Drawing Date.

5.3 Cancellation: Any part of the Term Loan Facility left undrawn at the close of business on the last day of the Availability Period shall be cancelled and shall not thereafter be available to the Borrower.

6. INTEREST ON TERM LOAN

6.1 Interest payment: Subject as otherwise provided in this Agreement, the Borrower shall pay to the Bank on each Interest Payment Date of the Term Loan interest in arrears on the Term Loan at the Interest Rate from time to time prevailing and in accordance with this Clause 6 and Clause 9.

6.2 Interest Rate: The rate of interest payable on the Term Loan shall be the rate per annum determined from time to time by the Bank to be the sum of the Margin and the Swap Rate.

7. REPAYMENT

Repayment: Subject to Clause 16.2 and the other provisions of this Agreement, the Borrower shall repay the Term Loan by thirty-six (36) quarterly instalments of S$1,500,000 each, the first repayment instalment being on 31 March 2003. In any event and subject as otherwise provided in this Agreement, the Term Loan owing and outstanding as at the Final Repayment Date shall forthwith be repaid in full to the Bank on the Final Repayment Date.

PART III

PREPAYMENT AND CANCELLATION

8. PREPAYMENT AND CANCELLATION

8.1 Prepayment:-

(a)	Voluntary prepayment: The Borrower may, upon giving not less than thirty (30) days’ prior written notice to the Bank, prepay on any Interest Payment Date relative to the Term Loan (and shall, upon the sale of the Property) the whole or (in any other case) any part of the Term Loan (if part, being an integral multiple of S$2,000,000) together with a prepayment fee of zero point five per cent. (0.5%) flat on the amount prepaid Provided that such prepayment fee shall not be applicable if prepayment is made from the Rental Proceeds or proceeds of sale of the Property.

(b)	Application: Each amount of the Term Loan prepaid under this Agreement shall be applied against the Repayment Instalments in the inverse order of their due dates.

8.2 Cancellation: The Borrower may at any time cancel the whole or any part of the Term Loan Facility (if part, being an integral multiple of S$2,000,000) which has not been drawn by giving to the Bank written notice thereof. A cancellation fee of zero point five per cent. (0.5%) flat is payable on each amount cancelled pursuant to this Clause 8.2 and/or Clause 5.3, such cancellation fee being payable on the date of such cancellation.

8.3 Miscellaneous provisions:

(a)	Each notice of prepayment and/or cancellation under this Agreement is irrevocable unless the Bank consents in writing to such revocation.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid up to the date of prepayment and any other amount due hereunder, including, for the avoidance of doubt, any amount due in respect of that prepayment under Clause 17.1 if prepayment is made other than on an Interest Payment Date.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	No amount prepaid under this Agreement may subsequently be re-borrowed. No amount cancelled under this Agreement may subsequently be reinstated.

PART IV

INTEREST PROVISIONS

9. INTEREST PROVISIONS

9.1 Certificate of the Bank: The certificate of the Bank as to the Interest Rate and any fee applicable under this Agreement from time to time shall be conclusive and binding on the Borrower, save for manifest error.

9.2 Bank basis for interest: Interest payable under this Agreement shall accrue from day to day and shall be calculated on the basis of a year of 365 days, for the actual number of days elapsed.

9.3 Alternative rate:

(a)	If reasonable and adequate means do not exist for ascertaining the Swap Rate to be applied for any Interest Period relating to the Term Loan, then the Bank shall forthwith give notice of such fact to the Borrower with particulars of the relevant circumstances giving rise to its issue, and thereupon the Borrower and the Bank shall negotiate in good faith with a view to agreeing upon a mutually acceptable alternative basis for determining the relevant rate of interest for that Interest Period. If, within such period as the Bank shall consider to be reasonable, such period being not less thanninety (90) days from the date of the aforesaid notice to the Borrower, the Borrower and the Bank are unable to agree upon such alternative basis for determining the relevant rate of interest then, the Term Loan shall bear interest for that Interest Period (but only in respect of the period that the circumstances giving rise to the Bank’s aforesaid notice are still subsisting) at the rate per annum equal to the sum of the Margin and the cost to the Bank (expressed as a rate per annum) of funding the Term Loan (including, without limitation, the cost to the Bank occasioned by or attributable to complying with reserves, liquidity, deposit or other requirements imposed on the Bank by any relevant Government Authority) by whatsoever means it reasonably determines to be appropriate (“Substitute Rate”) and the Bank shall certify that cost to the Borrower as soon as practicable after the Substitute Rate takes effect. Where the Bank and the Borrower agree upon a mutually acceptable alternative basis for determining the relevant rate of interest under this Clause it shall take effect in accordance with its terms.

(b)	Where the Substitute Rate applies, the Borrower may, upon giving the Bank not less than fourteen (14) days’ prior written notice (which shall be irrevocable), without prepayment fee, premium or penalty, prepay to the Bank the Term Loan Provided That such notice is given within thirty (30) days of the Bank’s certificate confirming the Substitute Rate, together with interest thereon at such rate as shall be certified by the Bank and, for the avoidance of doubt, any amount due under Clause 17.1 if the prepayment is not on an Interest Payment Date.

9.4 Default interest:

(a)	If the Borrower fails to pay any amount payable by it under any Transaction Document on the due date therefor, it shall forthwith on demand by the Bank pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at the rate per annum (“Default Rate”) determined by the Bank to be two per cent. (2%) above the rate which would have been payable if the overdue amount (whether or not such overdue amount constitutes all or part of the principal of the Term Loan) had, during the period of non-payment, constituted the Term Loan in the currency of the overdue amount for such successive interest periods of such duration as the Bank may reasonably determine (each a “Designated Interest Period”).

(b)	The Default Rate will be computed by the Bank on each Business Day of, or two (2) Business Days before the first day of, the relevant Designated Interest Period, as appropriate.

(c)	If the Bank determines that the Default Rate cannot be computed pursuant to paragraph (a) above, the Default Rate will be computed by reference to the cost of funds to the Bank from whatever sources it may reasonably select plus the Margin and two per cent. (2%).

9.5 Failure to comply: In addition to and not in derogation of the other provisions of this Agreement, if the Borrower shall fail or refuse to comply with any provision of this Agreement, the Bank may, without being in any way obliged to do so or responsible for so doing and without prejudice to its ability to treat that non-compliance as an Event of Default, effect compliance on the Borrower’s behalf, whereupon the Borrower shall become liable to pay immediately on demand therefor any sums expended by the Bank together with all costs and expenses (including legal fees on a full indemnity basis) in connection therewith, together with interest thereon at the rate determined in accordance with Clause 9.4.

9.6 Compound interest: Interest payable under Clauses 9.4 and 9.5 shall accumulate by way of compound interest with monthly rests (as well after as before any judgment) from and including (in the case of Clause 9.4) the date of default or (in the case of Clause 9.5) the Bank’s expenditure or payment to the date of actual payment by the Borrower.

PART V

PAYMENT, SET-OFF AND WITHHOLDINGS

10. PAYMENT PROVISIONS

10.1 Time and place of payment: All payments to be made by the Borrower under or pursuant to the Transaction Documents shall be made by payment in Singapore Dollars not later than 11.00 a.m. (Singapore time) on the relevant due date in immediately available and freely transferable funds, to the account of the Bank at 1 Raffles Place, OUB Centre, Singapore 048616 or at such other office as the Bank may designate.

10.2 Payment on Business Day: If any sum becomes due for payment under or pursuant to any Transaction Document on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day unless such next succeeding Business Day falls in the following month in which event such sum shall be made on the immediately preceding Business Day and all calculations of interest shall be adjusted accordingly.

10.3 Payment by deduction: The Bank shall in addition to its other remedies be entitled to effect payment (to the extent not already paid or discharged) of all fees, expenses and other sums due and payable by the Borrower under the Transaction Documents out of and by deduction from the Drawing hereunder and/or debit the same against any account which the Borrower may have with the Bank and the Borrower hereby authorises the Bank to do so and the Bank shall notify the Borrower of such deduction or debit as soon as practicable thereafter.

11. SET-OFF AND WITHHOLDINGS

11.1 No set-off or withholdings: All sums payable by the Borrower to the Bank under or pursuant to the Transaction Documents, whether of principal, interest, fees or otherwise, shall be paid in full, free of any restriction or condition, without set-off or counterclaim and without any deduction or withholding for or on account of any taxes or otherwise unless the deduction or withholding is required by law, in which event the Borrower shall:-

(a)	notify the Bank as soon as the Borrower becomes aware of such a requirement;

(b)	ensure that such deduction or withholding does not exceed the minimum legal liability therefor and forthwith pay to the Bank such additional amount as is necessary to ensure that the Bank receives on the due date and retains (free from any liability other than tax on the overall net income of the Bank) a net sum equal to what it would have received and so retained had no such deduction or withholding been required or made;

(c)	forthwith pay the full amount required to be deducted or withheld (including, but without prejudice to the generality of the foregoing, the full amount of any deduction or withholding from any additional amount paid pursuant to this sub-Clause) to the relevant taxation or other authority within the time allowed for such payment under applicable law and promptly deliver to the Bank, after it has made such payment to the relevant authority, an original receipt (or a certified true copy thereof) issued by such authority evidencing the payment to such authority of all amounts so required to be deducted or withheld in respect of the Bank’s share of such payment.

11.2 Tax credit: If the Borrower pays any increased amount under Clause 11.1 and the Bank effectively obtains a refund of tax or credit against tax by reason of that payment, and if the Bank is able (in its sole opinion, which shall not be capable of being challenged) to identify that refund or credit as being attributable to that payment having regard to its other activities, then the Bank shall reimburse to the Borrower such amount as it shall determine (any such determination being conclusive) to be the proportion of that refund or credit as will leave the Bank after that reimbursement in no better or worse position than it would have been in if that payment had not been required. The Bank shall not be obliged to arrange its tax affairs in any particular manner or to disclose any information regarding its tax affairs or computation to the Borrower. The Bank shall not be obliged to claim for the Borrower or itself any refund of tax or credit against tax in respect of any payment by the Borrower of any increased amount under Clause 11.1.

11.3 Indemnities: Without prejudice to the provisions of Clause 11.1, if the Bank is required by any applicable law to make any payment, whether on account of tax (not being a tax imposed on the overall net income of the Bank) or otherwise or on or in relation to any sum received or receivable under any Transaction Document by the Bank (including, without limitation, any sum received or receivable under this Clause 11.3) or any liability in respect of any such payment is asserted, imposed, levied or assessed against the Bank, the Borrower shall, upon demand of the Bank, promptly indemnify the Bank against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith.

11.4 Goods and services tax: The Borrower shall also pay to the Bank on demand, in addition to any amount payable by the Borrower under or pursuant to the Transaction Documents, any goods and services, value added or other similar tax payable in respect of that amount (and references in this Agreement to that amount shall be deemed to include any such taxes payable in addition to it).

PART VI

CHANGE IN CIRCUMSTANCES

12. ILLEGALITY

If at any time by reason of any present or future applicable law or any change in the interpretation or administration or application thereof, it shall become unlawful or otherwise prohibited or impractical without breaching such law for the Bank to make available or fund or maintain the Term Loan Facility or any part thereof or to give effect to its obligations as contemplated by this Agreement or to charge or receive interest or fee at the rate applicable for the Term Loan Facility or any part thereof (“Affected Facility”), the Bank may thereupon notify the Borrower to that effect, whereafter, the terms of the Affected Facility shall be modified subject to the mutual agreement of the Bank and the Borrower to the extent necessary to comply with such law or prohibition, but if the law does not permit such modification or the parties are unable to agree on the terms of such modification, the Affected Facility shall be cancelled and the Borrower shall repay, without prepayment fee, premium or penalty, the amount outstanding under the Affected Facility or such part thereof as is necessary to comply with such law or prohibition together with accrued interest and any amount due hereunder including, for the avoidance of doubt, any amount due under Clause 17.1.

13. INCREASED COSTS

13.1 Increased costs: Where as a result of any change in or introduction of or change in the interpretation or application of or in the compliance by the Bank with any law or any request or requirement (whether or not having the force of law (but, if not having the force of law, the compliance with which is in accordance with the general practice of persons to whom such request or requirement is addressed) and including any request or requirement which affects the manner in which the Bank is required or does maintain reserve, special deposit, cash ratio, liquidity or capital adequacy requirements or resources in relation to its obligations under this Agreement, from any central bank or other fiscal, monetary or other authority or agency:-

(a)	the cost to the Bank of making, funding or maintaining the Term Loan or of maintaining its commitment in respect of the Term Loan Facility is increased; or

(b)	the amount of any sum received or receivable by the Bank in respect of the Term Loan Facility or the Term Loan or the amounts received or receivable by the Bank under this Agreement is reduced; or

(c)	the Bank is obliged to make any payment (except in respect of tax imposed on the overall net income of the Bank) in respect of or forgoes any interest or other return on, or calculated by reference to, the amount of any sum received or receivable by the Bank from the Borrower under this Agreement; or

(d)	the effective return to the Bank under this Agreement is reduced;

then and in each such case:-

(i)	the Bank shall notify the Borrower of such event upon its becoming aware of the same;

(ii)	forthwith upon demand by the Bank, the Borrower shall pay to the Bank such amount (as certified by the Bank to the Borrower) as shall compensate the Bank for such increased cost, reduction, payment or forgone interest or other return; and

(iii)	the Borrower may prepay to the Bank, without prepayment fee, premium or penalty, the Term Loan in whole or in part, on giving not less than fourteen (14) days’ prior written notice (which shall be irrevocable) to the Bank Provided That such notice is given within thirty (30) days of the relevant notification under sub-paragraph (i) above.

13.2 Prepayment: Where the Borrower has given notice under Clause 13.1 to prepay the Bank:-

(a)	the amount of the prepayment shall become due and payable on expiry of the period specified in the notice to the Bank; and

(b)	the Term Loan Facility shall be automatically reduced by the amount of the prepayment.

13.3 Interest and other amounts: On prepaying the Bank under this Clause, the Borrower shall pay to the Bank accrued interest on the amount prepaid together with all other amounts due to the Bank in respect thereof, including for the avoidance of doubt, any amount payable under Clause 17.1.

PART VII

REPRESENTATIONS AND COVENANTS

14. REPRESENTATIONS AND WARRANTIES

14.1 The Borrower hereby represents and warrants to the Bank as follows:-

(a)	Status: it is a limited liability company incorporated in accordance with, and validly existing under, the laws of Singapore;

(b)	Assets: it has the power to own its assets and carry on its business and operations as they are now being conducted and will maintain, preserve and protect all of its assets in accordance with good business practice;

(c)	Validity: the Transaction Documents when executed and delivered will constitute its legal, valid, binding and enforceable obligations in accordance with their respective terms;

(d)	Authorisations and consents: save for:-

(i)	the stamping of the Assignment of Building Agreement, the Assignment of Proceeds, the Debenture and the Mortgage;

(ii)	the registration of the Assignment of Building Agreement, the Assignment of Proceeds, the Debenture and the Mortgage with the Registry of Companies under the Companies Regulations; and

(iii)	the registration of the Mortgage with the Singapore Land Authority,

all acts, conditions and things required to be done, fulfilled and performed (including the obtaining of any necessary consents) in order (aa) to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Transaction Documents to which it is a party, (bb) to ensure that the obligations expressed to be assumed by it in the Transaction Documents to which it is a party are legal, valid, binding and enforceable, and (cc) to make the Transaction Documents to which it is a party admissible in evidence in Singapore, have been done, fulfilled and performed;

(e)	Non-conflict: its entry into and performance of the Transaction Documents to which it is a party and the transactions contemplated hereby do not and will not:-

(i)	conflict with (aa) its Memorandum or Articles of Association, (bb) any law or any official or judicial order applicable to it or otherwise binding on it, or (cc) any agreement or document to which it is a party or which is binding on it or its assets; or

(ii)	result in the creation or imposition of (or enforceability of) any Security Interest on or over all or any of its assets pursuant to the provisions of any agreement or document other than the Transaction Documents;

(f)	Priority of security: the Security Interests purported to be created by the Security Documents rank first in point of priority in respect of the assets stated to be the subject thereof and the assets purported to be the subject of such Security Interests are not subject to any prior or pari passu Security Interest;

(g)	JTC Documents: the Building Agreement is, and the Lease when issued will be, legal, valid and binding on the parties thereto in accordance with their respective terms;

(h)	No default: it is not in default in the payment or performance of any of its obligations for its Financial Indebtedness and no Event of Default has occurred and is continuing;

(i)	Litigation: no litigation, arbitration or administrative proceedings or claim which might, by itself or together with any other such proceedings or claims, have a material adverse effect on it is presently in progress or, pending or threatened against it or any of its assets;

(j)	Solvency: it is solvent; no appointment of a receiver and/or manager or a judicial manager or liquidator or similar officer has been or is being made;

(k)	Corporate documents: copies of its Memorandum and Articles of Association and certified extracts of its board resolutions delivered to the Bank from time to time are true and accurate copies of its corporate records at such time;

(l)	Tax liabilities: it has filed and will file all tax returns in all jurisdictions which it is required by law to file and all taxes due and payable by it have been paid in full no claims are being asserted against it with respect to taxes except such as are being contested in good faith and by appropriate means;

(m)	Records: it will keep adequate records and books of account reflecting its transactions in conformity with accounting principles and practices generally accepted from time to time in Singapore or the United States of America and consistently applied;

(n)	Information: all of the written information supplied to the Bank, including, but not limited to, information relating to the Borrower, are true, complete and accurate in all material respects and it is not aware of any fact or circumstance that has not been disclosed to the Bank and which might, if disclosed, adversely affect the decision of a person considering whether or not to provide or maintain finance to the Borrower;

(o)	Security Interest: save as permitted by Clause 15.2(a), no Security Interest exists over all or any of its present or future assets;

(p)	Financial statements: its audited financial statements most recently delivered to the Bank:-

(i)	have been prepared in accordance with accounting principles and practices generally accepted in Singapore or the United States of America consistently applied; and

(ii)	present a true and fair view of its financial condition as at the date to which they were drawn up; since that date there has been no material adverse change in its financial condition as shown in such accounts; and

(q)	Shareholding: the whole of its issued share capital is legally and beneficially owned by:-

(i)	until the exercise of the option by Creative Technology Ltd to purchase the shares in the Borrower presently owned by Bukit Frontiers Pte Ltd, Creative Technology Ltd and Bukit Frontiers Pte Ltd in the ratio 50:50; and

(ii)	upon and after the exercise of the option by Creative Technology Ltd to purchase the shares in the Borrower presently owned by Bukit Frontiers Pte Ltd, Creative Technology Ltd.

14.2 Repetition: Each of the representations and warranties contained in Clause 14.1 shall survive and continue to have full force and effect after the execution of this Agreement and shall be deemed to be repeated on each Interest Payment Date so long as the Total Indebtedness remains outstanding under this Agreement or the Term Loan Facility is in effect, with reference to the facts and circumstances then subsisting as if made at each such time.

15. UNDERTAKINGS

15.1 The Borrower undertakes and agrees with the Bank that so long as the Total Indebtedness remains outstanding or the Term Loan Facility is in effect that:-

(a)	Accounts and information: it will supply to the Bank:-

(i)	as soon as the same are available (and in any event within six (6) months of the end of each of its financial years), each of its audited financial statements for that financial year by independent auditors of recognized international standing or approved by the Bank;

(ii)	promptly at the request of the Bank, its latest unaudited quarterly financial statements;

(iii)	all formal notices or documents in each case, of a non-routine nature, dispatched to its shareholders together with all notices or other documents dispatched by any such party to the creditors (or any class thereof) of such party, at the time they are despatched;

(iv)	promptly, such other information regarding its business, financial or corporate affairs as the Bank may reasonably request;

(v)	details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge threatened or pending, which if adversely determined, is likely to have a material adverse effect on the Borrower as soon as the same are instituted or to the knowledge of the Borrower threatened.

All accounts and statements required under this Clause shall be prepared in accordance with generally acceptable accounting practices in Singapore or the United States of America;

(b)	Conduct of business: it will:-

(i)	maintain, preserve and protect all of its assets in accordance with good business practice;

(ii)	carry on and conduct its affairs and business in a proper and efficient manner; and

(iii)	comply with all laws relating to the conduct of its affairs and business the non-compliance of which is likely to materially and adversely affect its ability to perform its obligations under the Transaction Documents to which it is a party;

(c)	Insurance: except as otherwise expressly agreed in writing by the Bank, it will take out, maintain and comply with the terms of insurance in respect of the Property and the other assets of the Borrower which are subject to or comprised in the Security Documents and are of an insurable nature, which insurance shall, subject to the approval of the JTC (if required), be in accordance with the following:-

(i)	name the Bank as “loss payee”;

(ii)	be with United Overseas Insurance Limited or such other reputable insurance company carrying on business in Singapore as the Bank may have previously approved in writing (such approval not to be unreasonably withheld);

(iii)	commence, in the case of the Property and other existing assets of the Borrower, no later than the date of this Agreement and, in the case of future assets of the Borrower, no later than twenty-one (21) days from the date of acquisition thereof;

(iv)	be against loss or damage by fire, lightning, explosion, storm, tempest, flood, typhoon, impact, landslip, subsidence and such other risks and contingencies as are normally covered by a comprehensive policy maintained by a prudent company owning similar assets and carrying on similar business in Singapore and as the Bank may from time to time reasonably require; and

(v)	be to a minimum of the full insurable value (in the case of the assets other than the Property) and the full reinstatement value (in the case of the Property) (including architect’s and surveyor’s fees and demolition costs and the costs of shoring up) Provided That if the full insurable value or reinstatement value referred to above cannot be agreed between the Borrower and the Bank, it shall be determined by a firm of surveyors and valuers or other appropriate expert approved by the Bank at the expense of the Borrower;

(d)	Premium: it will pay or cause to be paid the premiums and other moneys payable in connection with effecting or maintaining the insurance taken out pursuant to paragraph (c) above and will (i) within seven (7) days of the date of commencement of any new policy of insurance and not less than seven (7) days before the date of expiry of any existing policy of insurance, deliver to the Bank evidence of commencement or renewal, as the case may be, of such insurance, and (ii) on demand at any time, deliver to the Bank the policy of insurance, renewal slip and/or receipt of payment of premium (as the case may be);

(e)	Security Documents: it will ensure that (i) its payment obligations under the Transaction Documents to which it is a party rank at least pari passu with the claims of all its other direct, unconditional, unsubordinated and general obligations save those claims which are preferred solely by any bankruptcy, insolvency, liquidation or other laws of general application, and (ii) such obligations shall at all times be secured by the Security Documents;

(f)	Authorisations and consents: it will maintain in full force and effect all such authorisations and consents as are referred to in Clause 14.1(d), take prompt steps to obtain any other authorisation or consent which may be necessary or advisable for the purposes specified in Clause 14.1(d), and comply with all terms, conditions and restrictions, if any, imposed in connection with any of such authorisations and consents and maintain or accomplish any filing or registration with any Government Authority which may be or become necessary or advisable for such purposes;

(g)	Compliance with JTC Documents: it will observe and comply with the terms and conditions of the JTC Documents and other requirements of the JTC in relation to the Property;

(h)	Performance of Transaction Documents: it will perform all covenants, provisions, undertakings, terms and conditions on its part to be performed and observed under the Transaction Documents to which it is a party;

(i)	Notification of material change: it will, promptly notify the Bank of any event or change in its condition (financial, business or otherwise) and of any litigation, arbitration or administrative proceedings being threatened or initiated against it before any court, tribunal or administrative agency, which might have a material adverse effect on it, all such notification to be given to the Bank promptly after it has knowledge of the said event or change or of the said proceedings or threat thereof and the amount of contingent liability, if such amount is ascertainable;

(j)	Notification of default: it will upon becoming aware of the occurrence of an Event of Default or Potential Event of Default forthwith notify the Bank and provide the Bank with full details of any steps which it is taking, or is considering taking, in order to remedy, or mitigate the effect of, the Event of Default or Potential Event of Default or otherwise in connection with it;

(k)	The Property:

(i)	Payment of outgoings: it will duly and punctually pay and discharge all rents, rates, assessments, taxes, outgoings and all sums payable in respect of the Property as soon as the same become due and will produce to the Bank on demand the receipts for or other available evidence of such payments;

(ii)	Notice affecting the Property: it will within seven (7) days of the receipt of any notice, order or proposal given issued or made to the Borrower in respect of the

Property or any part thereof, or any building or structure for the time being erected thereon, by or on behalf of any Government Authority, which may affect the Property in any material and adverse respect or its value as security, give full particulars thereof to the Bank and if so required by the Bank produce such notice, order or proposal to the Bank and will also without delay and within the period prescribed by such notice, order or proposal take all reasonable or necessary steps to comply with the provisions of such notice, order or proposal;

(iii)	Repairs: it will keep the Property and all buildings, structures and fixtures on or otherwise comprised in the Property and the assets for the time being comprised in or subject to the security contained in the Security Documents in good and substantial repair and condition and shall permit the Bank or its agent to enter into or upon the Property and examine the state and condition thereof and it will forthwith repair and make good all defects and wants of reparation of which prior notice in writing shall have been given to the Borrower by the Bank which the Bank may require and in case of default to permit the Bank or its agent to enter upon the same and effect such repairs as the Bank may reasonably consider necessary at the expense of the Borrower without thereby being deemed to be or being liable to account as a mortgagee in possession;

(iv)	Inspection: it will, if reasonably required and upon prior notice by the Bank, permit the Bank or its agent during business hours to enter on the Property and inspect the same and the Borrower shall pay all costs, fees and other expenses (including legal fees on a full indemnity basis) in respect of such inspection and give to the Bank or its agent such written authorities or other directions and provide such facilities and access as the Bank or its agent may reasonably require for such inspection;

(l)	Valuation Report: it will on each anniversary of the date hereof deliver to the Bank at the Borrower’s cost and expense a valuation report by a firm of real estate valuers acceptable to the Bank as to the current market value of the Property in accordance with the standards and practices for the time being accepted in the professional valuer’s profession and on such bases as the Bank may reasonably stipulate;

(m)	Use of proceeds: it will use the proceeds of the Term Loan Facility for the purpose set out in Clause 3.1;

(n)	Security ratio:

(i)	it will ensure that the Term Loan shall not at any time exceed 75% of the Security Value. If at any time the Term Loan shall exceed 75% of the Security Value, the Borrower shall not later than fourteen (14) days following notification either (aa) provide to the Bank additional security (“Additional Security”) of sufficient value as determined by the Bank (“Additional Security Value”) and in form and substance acceptable to the Bank so that immediately after the provision of such Additional Security the Term Loan shall not exceed 75% of the total (as determined by the Bank) of the Security Value and the Additional Security Value, or (bb) reduce the Term Loan so that immediately after such reduction the Term Loan shall not exceed 75% of the Security Value; and

(ii)	it will do or procure the doing of all such acts and will execute or procure the execution of all such documents as the Bank may reasonably consider to be necessary for giving full effect to the Additional Security or securing to the Bank the full benefit of all rights, powers and remedies to be conferred upon the Bank in such Additional Security;

(o)	Subordination: it will forthwith procure that any shareholder or related corporation of the Borrower who makes or has made loan(s) or advance(s) to the Borrower subordinates such loan(s) or advance(s) to the Total Indebtedness and upon such loans or advances being made to forthwith inform the Bank and it will not make or purport to make any payment, whether in cash or otherwise, to any such person on account of such loans or advances without the prior written consent of the Bank and further, it will procure that, before the making of such loan(s) or advance(s), such person enters into a subordination deed, in form and substance satisfactory to the Bank, with the Bank and will further procure that such person will do all such acts and execute all such documents which the Bank may reasonably request or reasonably consider advisable to ensure the validity and enforceability of such subordination deed(s).

15.2 The Borrower hereby undertakes and agrees with the Bank that so long as any amount is or may be outstanding under this Agreement or the Term Loan Facility is in effect that:-

(a)	Negative pledge: it will not create or have outstanding any Security Interest on or over all or any of its assets, present or future other than:-

(i)	the security created pursuant to the Security Documents;

(ii)	Security Interests created with the prior written consent of the Bank;

(iii)	liens or rights of set-off arising solely by operation of law in the ordinary course of its business in respect of indebtedness which either (aa) has been due for less than fourteen (14) days, or (bb) is being contested in good faith and by appropriate proceedings, and not in connection with the borrowing or raising of money or credit; and

(iv)	the interest of each Tenant arising from a lease of Units in accordance with Clause 3 of the Assignment of Proceeds;

(b)	Disposal: it will not (whether by a single transaction or by a number of related or unrelated transactions and whether at one time or over a period of time) except with the prior written consent of the Bank, sell, transfer or otherwise dispose of (whether outright, by a sale-and-repurchase or sale-and-leaseback arrangement or otherwise) all or any substantial part of its present or future assets or the Property, any Unit, the Rental Proceeds or any part thereof or any interest therein or agree so to do;

(c)	JTC Documents:-

(i)	it will not, without the prior written consent of the Bank, agree to any variation of any JTC Document, or release the JTC from any of its obligations thereunder, or waive any of its rights thereunder or exercise any right or power to rescind, suspend or terminate any JTC Document or consent to any act which would otherwise constitute a breach of any provision thereof;

(ii)	it will not do or suffer to be done or omitted any act, matter or thing in or on or respecting the Property which shall contravene the provisions of any JTC Document, consent or law now or hereafter affecting the same and it will at all times hereafter indemnify and keep indemnified the Bank in full against all actions, proceedings, costs, expenses, claims and demands in respect of any such act, matter or thing done or omitted to be done in contravention of such provisions; or

(d)	No change in use: it will not, save with the prior written consent of the Bank, and where applicable, the JTC, apply to the planning or other authority to change the use of the Property or use the Property or suffer the same to be used for purposes other than those for which the same is built; or

(e)	No cessation of business: it will not cease to conduct and carry on its principal activities as at the date of this Agreement;

(f)	Insurance restrictions: it will not effect or keep on foot any insurance against any risk in respect of any of its assets where any insurance hereinbefore mentioned has been effected or kept on foot except at the request or with the prior written consent of the Bank, such consent not to be unreasonably withheld, or do or suffer to be done or omitted anything by reason whereof any such policy of insurance in respect of any of its assets may be rendered void or voidable;

(g)	No loans or guarantees: it will not, without the prior written consent of the Bank, make any loans, grant any credit (save in the ordinary course of business) or, except for the benefit of the Bank, give any guarantee to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligations of any person;

(h)	No Financial Indebtedness: it will not, without the prior written consent of the Bank, incur any Financial Indebtedness except:-

(i)	the Term Loan Facility and other facilities from the Bank; and

(ii)	loans from its shareholders and related corporations and such loans are subordinated to the Total Indebtedness in accordance with the provisions of Clause 15.1(o);

(i)	Other restrictions: save with the prior written consent of the Bank, it will not:-

(i)	Reconstruction: effect any form of reconstruction or amalgamation by way of a scheme of arrangement or otherwise except for the purpose of a solvent reconstruction or amalgamation on terms and conditions which shall have first been approved by the Bank; or

(ii)	Change of Memorandum or Articles of Association: amend, modify or vary any provision in its Memorandum or Articles of Association except that amendments, modifications or variations may be made, if in the opinion of the Bank, such amendments, modifications or variations would not prejudice the Bank’s position under the Transaction Documents; or

(iii)	No change of ownership: permit any change in its ownership directly or indirectly other than the transfer of its shares by Bukit Frontiers Pte Ltd to Creative Technology Ltd pursuant to the exercise by Creative Technology Ltd of the option to purchase all the shares in the Borrower presently owned by Bukit Frontiers Pte Ltd.

PART VIII

EVENTS OF DEFAULT AND INDEMNITIES

16. EVENTS OF DEFAULT

16.1 If at any time and for any reason, whether within or beyond the control of any party to this Agreement, any of the following events occurs then, at any time while any such event is continuing, the Bank may by notice in writing to the Borrower declare that an Event of Default has occurred:-

(a)	Non-payment of principal or interest: the Borrower fails to make payment when due in the manner provided herein of any sum in respect of principal or interest; Provided that where the Bank is satisfied that such failure is due solely to a delay caused by electronic or mechanical failure or administrative error in the transmission of funds and such sum is paid within two (2) Business Days of the due date, this sub-clause shall not apply; or

(b)	Non-payment of other money: the Borrower fails to pay or otherwise discharge when due any money (other than any amount referred to in paragraph (a) above) payable under any Transaction Document and five (5) Business Days shall have since elapsed and full payment shall not have been made; or

(c)	Breach of Transaction Documents: the Borrower or any Security Party defaults in the due performance or observance of any provision contained in any Transaction Document to which it is a party (other than those contained in paragraphs (a) and (b) above) and if in the reasonable opinion of the Bank that default is capable of remedy within twenty-one (21) days, it is not in the opinion of the Bank remedied within twenty-one (21) days of its occurrence; or

(d)	JTC Documents: (i) the Borrower defaults in the due performance or observance of any provision contained in any JTC Document (such default not being waived by the JTC) and if in the reasonable opinion of the Bank that default is capable of remedy within seven (7) days, it is not in the opinion of the Bank remedied within seven (7) days of its occurrence or within any period of grace allowed by the JTC, or (ii) any JTC Document is terminated; or

(e)

Misrepresentation: any representation, warranty or statement by the Borrower or any Security Party in any Transaction Document to which it is a party or in any document delivered by the Borrower or any Security Party under any Transaction

Document to which it is a party or in any document delivered by any party thereunder, is not complied with in any material respect or is or proves to have been incorrect in any material respect when made or, if made on any later date, is or proves to have been incorrect in any material respect on that later date; or

(f)	Cross default: (i) any Financial Indebtedness of the Borrower or any Security Party (aa) is or is declared to be due and payable before its normal maturity by reason of any actual default, event of default or the like (howsoever called), or (bb) is not being repaid on the due date for payment thereof as extended by any days of grace permitted under the agreement or other document evidencing or constituting such Financial Indebtedness, or (ii) the availability of any loan, guarantee or other facility under which where the Borrower or any of its subsidiaries or any Security Party may incur Financial Indebtedness is cancelled by the provider thereof or becomes capable of being so cancelled; or

(g)	Insolvency: the Borrower or any Security Party (i) stops, suspends or threatens to stop or suspend payment of all or any part of its debts or commences negotiations or takes proceedings or any other steps with a view to rescheduling or deferring all its indebtedness or any part thereof which it will or might otherwise be unable to pay when due, or (ii) proposes or makes a general assignment or an arrangement or composition with or for the benefit of its creditors, or (iii) otherwise than for the purposes of a consolidation, amalgamation, merger, reconstruction or scheme the terms of which is acceptable to the Bank, ceases or threatens to cease to carry on its business, or (iv) becomes insolvent or is unable or deemed unable to pay its debts within the meaning of Section 254(2) of the Companies Act (Cap. 50) or relevant law or admits in writing its inability to pay its debts as and when they fall due; or

(h)	Execution proceedings: a distress, attachment, execution or other legal process is levied, enforced or sued out on or against all or any part of the business or assets of the Borrower or any Security Party and is not discharged or stayed within fourteen (14) days or disputed promptly, in good faith and by appropriate proceedings; or

(i)	Enforcement of security: an encumbrancer takes possession of, or a trustee, receiver, judicial manager, administrator or similar officer is appointed in respect of all or any part of the business or assets of the Borrower or any Security Party and is not released or discharged within fourteen (14) days or any Security Document or any Security Interest which for the time being affects all or any of the assets of the Borrower or any Security Party becomes enforceable; or

(j)	Insolvency proceedings: except for the purpose of a solvent reconstruction or amalgamation on terms and conditions which are reasonably acceptable to the Bank:-

(i)	a meeting of the shareholders or of the directors of the Borrower or any Security Party is convened to consider a resolution to petition for its winding-up, judicial management, administration and any such resolution is passed; or

(ii)	a petition is presented or other proceedings initiated for the winding-up, judicial management or administration of the Borrower or any Security Party (and such petition or other proceedings is not in the opinion of the Bank frivolous or vexatious; or

(iii)	an order is made for the winding-up, judicial management or administration of the Borrower or any Security Party; or

(iv)	a moratorium is agreed or declared in respect of any indebtedness of the Borrower or any Security Party; or

(k)	Illegality: it is or becomes unlawful for the Borrower or any Security Party to perform or comply with any of its obligations under any Transaction Document to which it is a party; or

(l)	Invalidity: any JTC Document or Transaction Document is not, or (in relation to any Transaction Document) is claimed by any party (other than the Bank) to such Transaction Document not to be, in full force and effect; or

(m)	Legal proceedings: any litigation, arbitration or administrative proceedings of any kind whatsoever (whether criminal or civil) other than those of a frivolous or vexatious nature is instituted against the Borrower or any Security Party which if adversely determined is likely to have a material adverse effect on the Borrower or such Security Party unless disputed promptly in good faith and by appropriate proceedings by the Borrower or such Security Party, as the case may be; or

(n)	Compulsory acquisition: a notice or proposal shall be issued or made or any step is taken for the compulsory acquisition, seizure, nationalisation or expropriation of all or a material or substantial part of the assets of the Borrower or any Security Party or of the Property or any material or substantial part thereof; or

(o)	Security enforceable: the security created by any Security Document shall become enforceable and written notice thereof has been given to the Borrower; or

(p)	Declared company: the Borrower or any Security Party is a declared company under Part IX of the Companies Act (Cap. 50); or

(q)	Qualified audit: the Borrower’s or any Security Party’s respective auditors qualify their report to the audited accounts of the Borrower or such Security Party (as the case may be) in a manner which is, in the opinion of the Bank, material in the context of the Transaction Documents; or

(r)	Material adverse change: any event or series of events whether related or not occurs or circumstances arise which, in the reasonable opinion of the Bank, has or could have a material adverse effect on the Borrower or any Security Party and give(s) the Bank reasonable grounds for believing that the Borrower or such Security Party, as the case may be, may not (or may be unable to) perform or comply with any of its obligations under any Transaction Document to which it is a party; or

(s)	Analogous proceedings: any event occurs which, under the law of any relevant jurisdiction, has an analogous or equivalent effect to any of the events mentioned in this Clause 16.1.

16.2 Acceleration: Upon the declaration by the Bank that an Event of Default has occurred and is still occurring at the time of declaration:-

(a)	the whole of the Total Indebtedness shall immediately become due and payable upon demand; and

(b)	the obligations of the Bank under this Agreement and the Term Loan Facility shall be automatically and forthwith cancelled; and

(c)	it shall be lawful for the Bank without giving any prior notice to the Borrower or anyother party, to forthwith enforce the Security Documents in accordance with their respective terms.

16.3 Application of moneys: All moneys received by the Bank pursuant to Clause 16.2 shall be held by it and shall be applied after the discharge of all liabilities having priority thereto in or towards satisfaction of the Total Indebtedness and in such order as the Bank in its absolute discretion may from time to time conclusively determine (same that the Bank may credit the same to a suspense account for so long and in such manner as the Bank may from time to time determine).

17. INDEMNITIES

17.1 Broken funding and other indemnities: The Borrower shall fully indemnify the Bank from and against any reasonable expense, loss, damage or liability (as to the amount of which the certificate of the Bank shall, in the absence of manifest error, be prima facie evidence and shall be accompanied by the basis and calculation of such amount), whether arising under this Agreement or otherwise, which the Bank may sustain or incur as a consequence of (a) any failure on the part of the Borrower to borrow or draw in accordance with a Notice of Drawing, (b) the receipt or recovery by the Bank of all or any part of the Term Loan or an overdue sum otherwise than on an Interest Payment Date or a Repayment Date relative thereto or the due date relating to that overdue sum, (c) the occurrence or continuance of any Event of Default, or (d) any other default by the Borrower in the performance of any of the obligations expressed to be assumed by the Borrower under any Transaction Document to which it is a party, including but not limited to:-

(i)	any interest, fees or other sums whatsoever paid or payable on account of any funds borrowed or contracted for or utilised to fund the amount so repaid or prepaid or in order to carry any unpaid amount; and

(ii)	any loss, premium, penalty or expense which may be incurred as a result of any payment of any amount before its due date or in liquidating or employing deposits from third parties acquired to make, maintain or fund the Term Loan (or any part thereof) or any other amount due or to become due under this Agreement.

17.2 Currency indemnity:

(a)	Any amount received or recovered by the Bank in respect of any sum expressed to be due to it from the Borrower under any Transaction Agreement to which it is a party in a currency (the “Payment Currency”) other than that agreed to be payable hereunder or thereunder (the “Agreed Currency”) whether as a result of, or of the enforcement of, a judgment or order of a court or tribunal of any jurisdiction shall only constitute a discharge to the Borrower to the extent of the amount in the Agreed Currency which the Bank is able, in accordance with its usual practice at the Bank’s prevailing exchange rate, to purchase with the amount so received or recovered in the Payment Currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

(b)	If that amount in the Payment Currency is less than the amount in the Agreed Currency due to the Bank under such Transaction Document, the Borrower shall indemnify it against any loss sustained by it in that event. In any event, the Borrower shall indemnify the Bank against the cost of making any such purchase.

17.3 Independent obligations: The indemnities contained in Clauses 17.1 and 17.2 constitute separate and independent obligations from the other obligations in the Transaction Documents, shall give rise to separate and independent causes of action, shall apply irrespective of any indulgence granted by the Bank and shall continue in full force and effect despite any judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Transaction Document to which it is a party or any judgment or order.

PART IX

GENERAL PROVISIONS

18. SET-OFF

Following the occurrence of an Event of Default, Bank may at any time without notice to the Borrower set off or transfer any credit balance (whether or not then due) to which the Borrower is at any time beneficially entitled on any account (expressed in any currency) or debit such account at any office or branch of the Bank (whether in Singapore or elsewhere) in or towards satisfaction of the Total Indebtedness or any part thereof then due and unpaid Provided That such debiting shall not constitute a waiver of any Event of Default. For that purpose, the Bank is authorised to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application. The Bank shall not be obliged to exercise any of its rights under this Clause, which shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other right to which it is at any time otherwise entitled (whether by operation of law, contract or otherwise). The Bank agrees to notify the Borrower as soon as practicable after the exercise of any of its rights under this Clause.

19. NOTICES

19.1 Address: Each notice or other communication under this Agreement shall be made by facsimile, letter or otherwise in writing. Each notice or other communication to be delivered to any party under this Agreement shall be sent to that party at the facsimile number or address, and marked for the attention of the person (if any), from time to time designated by that party to the other party for the purpose of this Agreement. The initial facsimile number, address and person (if any) so designated by each party are set out under its name at the end of this Agreement.

19.2 Deemed delivery: Any notice or other communication from the Borrower shall be irrevocable and shall not be effective until received by the Bank. Any notice or other communication from from one party to the other party shall be deemed to be received by the party (if sent by facsimile) on the day of despatch or (in any other case) when left at the address required by Clause 19.1 or within 48 hours after being sent by pre-paid registered post addressed to it at that address.

20. PARTICIPATION AND ASSIGNMENT

20.1 Benefit of Agreement: This Agreement shall benefit and be binding on the parties, their respective successors and any permitted assignee or transferee. Any reference in this Agreement to any party shall be construed accordingly.

20.2 No assignment or transfer by the Borrower: The Borrower may not assign or transfer all or any of its rights, benefits or obligations under this Agreement.

20.3 Assignment and transfer by the Bank: The Bank may at any time and from time to time with the prior written approval of the Borrower (which approval shall not be unreasonably withheld) assign or transfer all or any part of its rights, benefits and obligations under this Agreement Provided That if the approval of the Borrower is not granted within fourteen (14) days of the Bank’s request therefor, the Bank shall be entitled to require the Borrower to prepay the Term Loan within thirty (30) days’ notice, and such prepayment shall be made or effected by the Borrower on the expiry of the period specified in the notice to the Borrower together with accrued interest on the amount prepaid and any other sums due to the Bank hereunder including, for the avoidance of doubt, any amount due under Clause 17.1. No prepayment fee, premium or penalty shall be payable for prepayments made under this Clause. Upon notice given by the Bank as aforesaid, the Term Loan Facility shall be cancelled. The Bank shall have the right at any time to sub-participate all or any of its rights and benefits under this Agreement without the consent of the Borrower.

20.4 Related corporations: In addition to the foregoing provisions of this Clause, the Bank may assign or transfer all or any of its rights, benefits and obligations hereunder to:-

(a)	any related corporation of the Bank; or

(b)	any other person where such assignment or transfer is made by reason of any illegality on the part of the Bank to extend or continue to extend or maintain the Term Loan Facility or of any increase in taxation of the Bank.

20.5 Execution of transfer documents: Where the Bank transfers its obligations or any part thereof, the Borrower shall execute such documents are necessary to release the Bank to the extent of the transfer and join the transferee as a party thereto Provided that the Borrower shall not bear any costs incurred by the Bank or the transferee in connection therewith.

20.6 Incidental costs: If the Bank assigns or transfers the whole or any part of its rights, benefits or obligations under this Agreement to any bank or financial institution, the Borrower shall have no liability for any costs and expenses incurred by any party (other than the Borrower) upon such assignment or transfer.

20.7 Disclosure: Without detracting from the Bank’s right of disclosure under law (including the Banking Act (Cap. 19)), the Bank, its officers, servants and agents may, from time to time, disclose any customer information (as defined in the Banking Act (Cap. 19)) or any other information in connection with the Borrower (including its accounts or transactions with the Bank) for such purposes as the Bank sees fit to:-

(a)	any branch, representative office, affiliated, associated or related corporation of the Bank and their respective officers, servants or agents, whether situate in or outside Singapore;

(b)	any guarantor or surety for the liability of the Borrower;

(c)	any Government Authority in Singapore or relevant jurisdiction; and

(d)	any person who derives or may derive rights under or by reference to this Agreement (including any actual or potential participant, assignee, transferee or lender).

21. MISCELLANEOUS

21.1 Loan accounts: The entries made in the accounts maintained by the Bank in accordance with its usual practice shall be prima facie evidence of the existence and amounts of the obligations of the Borrower recorded in them save for manifest error.

21.2 Certificates and determinations: Except as otherwise provided under the Transaction Documents, any certificate, determination or notification by the Bank as to any amount payable to it under the Transaction Documents is conclusive and binding on the Borrower, save for manifest error, and any other certificate, determination, notification, opinion or the like of the Bank provided for in the Transaction Documents is prima facie evidence of the matter to which it relates save for manifest error.

21.3 Application of moneys: If any sum paid or recovered in respect of the liabilities of the Borrower under this Agreement is less than the amount then due, the Bank may apply that sum to principal, interest, fees or any other amount due under the Transaction Documents in such proportions and order and generally in such manner as the Bank shall determine.

21.4 Waivers and consents: No delay or omission on the part of the Bank in exercising any right or remedy under this Agreement shall impair that right or remedy or operate as or be taken to be a waiver of it, nor shall any single partial or defective exercise by the Bank of any such right or remedy preclude any other or further exercise under this Agreement of that or any other right or remedy; and no act or course of conduct (other than waivers given by the Bank in writing) or negotiation on its part or on its behalf shall in any way preclude it from exercising any such right or remedy or constitute a suspension or variation of any such right or remedy. Any waiver by the Bank under any provision of this Agreement must be in writing and may be given subject to any conditions as the Bank may reasonably think fit. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given. Any waiver may be given before or after a breach occurs. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

21.5 Severance: The illegality, invalidity or unenforceability of any provision of this Agreement under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction nor the legality, validity or enforceability of any other provision.

21.6 Counterparts: This Agreement may be signed in any number of counterparts, all of which taken together and when delivered to the Bank shall constitute one and the same instrument. Any party may enter into this Agreement by signing any such counterpart.

21.7 Governing law: This Agreement shall be governed by and construed in accordance with the laws of Singapore.

21.8 Submission to jurisdiction: In relation to any legal action or proceedings arising out of or in connection with this Agreement (“Proceedings”), each party irrevocably submits to the non-exclusive jurisdiction of the courts of Singapore and waives any objection to Proceedings in any such court on the grounds of venue or on the grounds that the Proceedings have been brought in an inconvenient forum. These submissions shall not affect the right of either party to take Proceedings in any other jurisdiction nor shall the taking of Proceedings in any jurisdiction preclude either party from taking Proceedings in any other jurisdiction, whether concurrently or not.

21.9 Costs and expenses: All legal and other fees and out-of-pocket expenses (including, without limitation, goods and services tax) properly incurred by the Bank or payable in connection with the preparation, execution, completion, filing and registration of the Transaction Documents and all the other documents referred to in the Transaction Documents shall be paid by the Borrower.

21.10 Enforcement expenses: All legal fees on a full indemnity basis and other costs and disbursements (including, without limitation, goods and services tax) properly incurred by the Bank or payable in connection with demanding and enforcing payment of moneys due under the Transaction Documents and all the other documents referred to in the Transaction Documents and otherwise howsoever in enforcing or contemplation of the enforcement of the performance of any other undertakings, stipulations, terms, conditions, or provisions of the Transaction Documents shall be paid by the Borrower.

21.11 GST and others: Any stamp duty, levies, transaction taxes (including, without limitation, goods and services tax), imposed by law or required to be paid in respect of any moneys paid or payable to or received or receivable by the Bank or any expenses properly incurred by the Bank or incurred in connection with the execution, delivery, performance or enforcement of the Transaction Documents and all the other documents referred to in the Transaction Documents shall (except to the extent prohibited by law) be borne and paid by the Borrower.

21.12 Language: All notices or communications under or in connection with this Agreement shall be in English or, if in any other language, accompanied by a translation into English certified as the Bank may require. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

21.13 Letter of offer: If there is any inconsistency between any provision of the letter of offer dated 3 December 2001 (as amended by the letter dated 6 December 2001 from Overseas Union Bank Limited to the Borrower and the letter dated 13 September 2002 from the Bank to the Borrower) and any provision of the Transaction Documents, such provision of the Transaction Documents shall prevail.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed.

SCHEDULE 1

PARTICULARS OF PROPERTY

All that piece of land known as Private Lot A13501 being Government Survey Lot 6431V, Mukim 5, Pandan and situate in the International Business Park at Jurong East in the Republic of Singapore as shown edged in on the plan annexed to the Building Agreement and estimated to contain an area of 24,680 square metres more or less subject to survey, together with the building(s) erected or to be erected thereon.

SCHEDULE 2

SWAP RATE

1.	The Swap Rate means the rate determined by the Bank to be the rate generated through a United States Dollar/Singapore Dollar swap by the Bank at or about 11.00 a.m. on the second Business Day prior to the commencement date of an Interest Period and shall be determined as follows:-

In the case of Premium:

Swap Rate	=	365 x SIBOR + (Premium x 36500)
360 (T x Spot Rate)

+ (SIBOR x Premium) x 365
(Spot Rate) 360

In the case of Discount:

Swap Rate	=	365 x SIBOR - (Discount x 36500)
360 (T x Spot Rate)

- (SIBOR x Discount) x 365
(Spot Rate) 360

Where:

SIBOR	=	the rate per annum at which deposits in US Dollars are offered in amounts comparable to the amount of the Term Loan in question for a period equal to the Interest Period in question to prime banks by the Bank in the Singapore Interbank Market;

Spot Rate	=	the rate at which the Bank sells United States Dollars spot in exchange for Singapore Dollars in the Singapore Interbank Market;

Premium	=	the premium that would have been paid by the Bank in offering to buy United States Dollars forward in exchange for Singapore Dollars on the last day of the Interest Period in question in the Singapore Interbank Market;

Discount	=	the discount that would have been received by the Bank in offering to sell United States Dollars forward in exchange for Singapore Dollars on the last day of the Interest Period in question in the Singapore Interbank Market;

T	=	the number of days in the Interest Period in question.

2.	“United States Dollar” and “US$” mean the lawful currency for the time being of the United States of America.

The Borrower

CREATIVE TECHNOLOGY CENTRE PTE LTD

By:	(Signed: Sim Wong Hoo)
Name:	SIM WONG HOO
Title:	Chairman

Address:	31 International Business Park, Creative Resource,
Singapore 609921
Telephone No.:	6895 4000
Facsimile No.:	6895 4091
Attention:	Mr Ng Keh Long

The Bank

UNITED OVERSEAS BANK LIMITED

By:	(Signed: Wee Joo Yeow)
Name:	WEE JOO YEOW
Title:	Executive Vice-President

Address:	1 Raffles Place #10-00, OUB Centre, Singapore 048616
Telephone No.:	6533 8686
Facsimile No.:	6538 2449 / 6532 2686
Attention:	Corporate Banking